Exhibit 99.1

DIGITAL INSIGHT ANNOUNCES CFO RESIGNATION

Liz Murray to Continue For A Transition Period

CALABASAS, Calif. (September 7, 2004) —Digital Insight® Corp. (Nasdaq: DGIN) (www.digitalinsight.com), the leading online banking provider, announced today that Elizabeth Murray, Executive Vice President and Chief Financial Officer, has notified the company that she intends to resign to pursue other career opportunities. Murray will retain her duties for a transition period while the Company searches for her successor.

Digital Insight has retained an executive recruitment firm and has initiated a search for its new chief financial officer.

Digital Insight Chairman, President and CEO Jeff Stiefler commented, “Since joining Digital Insight in early 2002, Liz has transformed an entrepreneurial finance organization typical of emerging growth companies into a team with extraordinary discipline, process controls and professional management. On behalf of the Company’s employees, shareholders, and Board of Directors, I would like to thank Liz for her contributions to Digital Insight’s success and for her support in helping the company through the transition process.”

About Digital Insight

Digital Insight® Corporation is the leading online banking provider for financial institutions. Through its comprehensive portfolio of Internet-based financial products and services built upon the Company’s unique architecture, Digital Insight enables banks and credit unions to become the trusted transaction hub for their retail and commercial customers. Digital Insight offers consumer and business Internet banking, online lending, electronic bill payment and presentment, check imaging, account-to-account transfers, website development and hosting, marketing programs designed to help increase online banking end user growth and more. Each Digital Insight product and service reinforces the strength of its financial institution clients.

Safe Harbor Statement under the Private Litigation Reform Act of 1995

This news release contains forward-looking statements that involve risks and uncertainties and are subject to change. A full discussion of the company’s operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-Q for the quarter ended June 30, 2004, and the form 10-K for the year ended December 31, 2003, and will be contained in all subsequent periodic filings made with the SEC. Consistent with SEC Regulation FD, we do not undertake an obligation to update the forward-looking information we are giving today.

CONTACTS:

CORPORATE COMMUNICATIONS	INVESTOR RELATIONS

Jyoti Nanda	Erik Randerson
Corporate Communications	Investor Relations
Digital Insight	Digital Insight
(888) 344-4674	(818) 878-6615

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